UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 16, 2008
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Lehman Commercial Paper Inc. ("Lehman CPI") is one of the lenders participating in our $11.5 billion revolving credit facility that is part of our secured Credit Agreement dated December 15, 2006.  Lehman CPI's commitment under the revolving credit facility is $890 million, all of which is presently unfunded.  In addition, Lehman Brothers Bank, FSB ("Lehman Brothers Bank") provides $238 million of the aggregate $16.3 billion of contractually-committed liquidity facilities supporting the retail securitization program of Ford Motor Credit Company LLC, our wholly-owned subsidiary.  Lehman Brothers Bank's commitment is guaranteed by Lehman Brothers Holdings Inc. ("Lehman"), which is the ultimate parent company of Lehman CPI and Lehman Brothers Bank.

On September 15, 2008, it was reported that Lehman filed for protection under Chapter 11 of the U.S. Bankruptcy Code, but that its subsidiaries, which would include Lehman CPI and Lehman Brothers Bank, were not included in the filing.  We are presently assessing the impact, if any, that the bankruptcy filing by Lehman will have on Lehman CPI's and Lehman Brothers Bank's commitments described above.

For further information regarding our secured Credit Agreement and Ford Credit's contractually-committed liquidity facilities supporting its retail securitization program, see Note 16 of the Notes to Financial Statements in our Annual Report on Form 10-K Report for the year ended December 31, 2007, as well as our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: September 16, 2008	By:	/s/Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary